UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

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Malvern Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 10, 2023

Dear Shareholder:

We are sending you this letter in order to provide you with information with respect to Malvern Bancorp, Inc.’s (the “Company”) 2023 annual meeting of shareholders (the “Annual Meeting”) to be held online at www.virtualshareholdermeeting.com/MLVF2023, on Thursday, February 23, 2023 at 10:00 a.m., Eastern Standard Time. The matters to be considered by shareholders at the Annual Meeting are described in the accompanying materials.

The attached Notice of the Annual Meeting (“Notice of Annual Meeting”) and Proxy Statement describe in greater detail all of the formal business that will be transacted at the Annual Meeting. There will not be an in-person meeting this year to protect the safety and health of our employees and shareholders, given the continuing impact of COVID-19 and its variants. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions during the Annual Meeting by visiting: www.virtualshareholdermeeting.com/MLVF2023. Representatives of the Company will be available at the Annual Meeting to respond to any questions that you may have regarding the business to be transacted.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own. We urge you to vote as soon as possible, even if you plan to attend the Annual Meeting virtually. This will not prevent you from voting at the Annual Meeting virtually but, will ensure that your vote is counted if you are unable to attend.

Please note that at the Annual Meeting you will not be voting on the recent-announced December 13, 2022 Agreement and Plan of Merger with First Bank or any of the transactions contemplated thereby. Shareholders will receive a separate joint proxy statement - offering circular and related materials before the special meeting we intended to hold to seek shareholder approvals as described under the "Recent Developments" section of the accompanying Proxy Statement.

Your continued support of and interest in the Company are sincerely appreciated.

Very truly yours,

Anthony C. Weagley
President and Chief Executive Officer

MALVERN BANCORP, INC.

42 East Lancaster Avenue

Paoli, Pennsylvania 19301

(610) 644-9400

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	10:00 a.m., Eastern Standard Time, Thursday, February 23, 2023

PLACE	www.virtualshareholdermeeting.com/MLVF2023

ITEMS OF BUSINESS	(1)	To elect seven directors for a one-year term expiring in 2024 and until their successors are elected and qualified;

	(2)	To adopt a non-binding resolution to approve the compensation of our named executive officers;

	(3)	To ratify the appointment of Wolf & Company, P.C. as our independent registered public accounting firm for the fiscal year ending September 30, 2023; and

	(4)	To transact such other business as may properly come before the meeting or at any adjournment thereof. We are not aware of any other such business.

RECORD DATE	Holders of the Company’s common stock of record at the close of business on December 21, 2022 are entitled to vote at the meeting.

PROXY VOTING

It is important that your shares be represented and voted at the meeting. After reading the Proxy Statement, please vote at your earliest convenience by telephone, internet, or by completing, signing and returning the proxy card by mail. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying Proxy Statement.

Important notice regarding the availability of proxy materials for the 2023 Annual Meeting of Shareholders: This Proxy Statement, the form of proxy and our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 are available at http://www.proxyvote.com, on our website at http://ir.malvernbancorp.com and on the U.S. Securities and Exchange Commission’s website at http://www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS Joseph D. Gangemi Corporate Secretary

PROXY STATEMENT

OF

MALVERN BANCORP, INC.

ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement (this “Proxy Statement”) is furnished to holders of common stock of Malvern Bancorp, Inc. (the “Company”, “Malvern Bancorp” or “our”), the holding company of Malvern Bank, National Association (“Malvern Bank” or the “Bank”). The Company, including its Board of Directors (the “Board of Directors” or “Board”), is soliciting proxies to be used at the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) to be held online at www.virtualshareholdermeeting.com/MLVF2023 on Thursday, February 23, 2023 at 10:00 a.m., Eastern Time, and any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting. This Proxy Statement, the form of proxy and our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 (the “2022 Annual Report”), are available at http://www.proxyvote.com, on our website at http://ir.malvernbancorp.com and on the U.S. Securities and Exchange Commission’s (the “SEC”) website at http://www.sec.gov.

RECENT DEVELOPMENTS

        As previously announced, on December 13, 2022, the Company, Malvern Bank and First Bank entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, and subject to the terms and conditions of the Merger Agreement, the Company will merge with and into First Bank immediately followed by the merger of Malvern Bank with and into First Bank, with First Bank continuing as the surviving corporation in each case (collectively, the “Merger”). The Merger Agreement was unanimously approved by the board of directors of each of First Bank, the Company and Malvern Bank. At the effective time of the Merger, each share of common stock of Malvern Bancorp will be converted into the right to receive $7.80 in cash and 0.7733 shares of common stock, par value $5.00 per share, of First Bank, subject to adjustment in accordance with the terms of the Merger Agreement if Malvern's adjusted shareholders' equity as of the tenth day prior to the closing of the Merger does not equal or exceed $140,000,000. The Merger is expected to be completed in the second quarter of 2023, subject to shareholder and regulatory approvals and other customary closing conditions.

Shareholders will not be voting on the Merger or any other transactions contemplated thereby at the Annual Meeting. Instead, a special meeting will be scheduled to seek shareholder approval on the Merger. Pursuant to the terms of the Merger Agreement, the Company and First Bank plan to file a Joint Proxy Statement and an Offering Circular with the SEC and the FDIC, as applicable (the “Joint Proxy Statement-Offering Circular”. After the definitive Joint Proxy Statement-Offering Circular is filed with the SEC, we intend to mail a definitive Joint Proxy Statement to shareholders of record of the Company.

Frequently Asked Questions:

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting, consisting of the election of directors, a non-binding resolution to approve the compensation of our named executive officers and the ratification of our independent registered public accounting firm for the fiscal year ending September 30, 2023.

Please note that at the Annual Meeting shareholders will not be voting on the Merger Agreement or any of the transactions contemplated thereby. Shareholders will receive a separate Joint Proxy Statement-Offering Circular and related materials before the special meeting we intend to hold to seek the shareholder approvals as described under the “Recent Developments” section of this Proxy Statement.

Who is entitled to vote?

Only Malvern Bancorp shareholders of record as of the close of business on the record date for the Annual Meeting, December 21, 2022 (the “Record Date”), are entitled to vote at the Annual Meeting. On the Record Date, we had 7,633,828 shares of common stock issued and outstanding and no other class of equity securities outstanding. For each issued and outstanding share of common stock you own on the Record Date, you will be entitled to one vote on each matter to be voted on at the Annual Meeting.

How do I submit my proxy?

VOTE BY INTERNET - www.proxyvote.com

Use the Internet (www.proxyvote.com) to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Wednesday, February 22, 2023 for shares held directly by a shareholder or up until 11:59 P.M. Eastern Time on Tuesday, February 21, 2023 for any shares held in a plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to dial 1-800-690-6903 to transmit your voting instructions up until 11:59 P.M. Eastern Time on Wednesday, February 22, 2023 for shares held directly by a shareholder or up until 11:59 P.M. Eastern Time on Tuesday, February 21, 2023 for any shares held in a plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The proxy card will need to be mailed by you with enough time to ensure that it is received by Broadridge by 11:59 P.M. Eastern Time on Wednesday, February 22, 2023.

If my shares are held in “street name” by my broker, how do I vote my shares and can my broker automatically vote my shares for me?

If you hold your shares in “street name,” that is through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available.

Your broker may not vote on the election of directors or the non-binding proposal on compensation of our named executive officers unless you provide your broker with instructions on how to vote. You should use the voting instruction card provided by the institution that holds your shares to instruct your broker to vote your shares or else your shares will be considered “broker non-votes.”

Broker non-votes are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. Under these rules, the proposal to elect directors and the non-binding proposal to approve the compensation of our named executive officers are not items on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the Annual Meeting.

Your broker may vote in his or her discretion on “routine” matters, such as the ratification of the appointment of our independent registered public accounting firm, if you do not furnish instructions on how to vote.

How can I vote my shares in person and participate at the Annual Meeting?

This year’s Annual Meeting will be held entirely online. Stockholders may participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/MLVF2023. To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the shareholder of record may be voted electronically during the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record also may be voted electronically during the Annual Meeting in accordance with the instructions from your broker, bank or other nominee. However, even if you plan to attend the Annual Meeting online, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I revoke or change my vote?

Yes. If you are a shareholder of record, there are three ways you can change or revoke your vote at any time before it is counted at the Annual Meeting.

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First, you may send a written notice to our Corporate Secretary, Mr. Joseph D. Gangemi, Malvern Bancorp, Inc., 42 East Lancaster Avenue, Paoli, Pennsylvania 19301, which notice must be received in advance of the Annual Meeting stating that you would like to revoke your proxy.

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Second, you may complete and submit a later-dated proxy card before the Annual Meeting in accordance with the instructions and timeline previously noted above. Any earlier proxies will be revoked automatically.

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Third, you may attend the Annual Meeting and vote online during the Annual Meeting. Any earlier proxy will be revoked. However, attending the Annual Meeting without voting during the Annual Meeting will not revoke your proxy.

If your shares are held in “street name” and you have instructed a broker or other nominee to vote your shares, you must follow directions from your broker or other nominee to change your vote.

What constitutes a quorum?

The holders of a majority of the outstanding shares that are entitled to vote on a particular matter, present or represented by proxy, will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum.

What are the Board of Directors’ recommendations?

The recommendations of the Board of Directors are set forth under the description of each proposal in this Proxy Statement. In sum, the Board of Directors recommends that you vote FOR Proposal 1 (each of the Board’s nominees for director described herein), FOR Proposal 2 (the non-binding resolution to approve the compensation of our named executive officers), and FOR Proposal 3 (the ratification of the appointment of Wolf & Company, P.C. (“Wolf & Co.”) to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2023).

The proxy solicited hereby, if properly signed and returned to us and not revoked prior to its use, will be voted in accordance with your instructions. If no contrary instructions are given, each proxy signed and received will be voted in the manner recommended by the Board of Directors as set forth in the paragraph above and, upon the transaction of such other business as may properly come before the Annual Meeting, in accordance with the best judgment of the persons appointed as proxies. Proxies solicited hereby may be exercised only at the Annual Meeting or any adjournment of the Annual Meeting and will not be used for any other meeting.

What vote is required to approve each item?

Because the election of directors to occur at the Annual Meeting is not contested, so long as a quorum is present, the vote required for the election of each of the seven director nominees will be determined by a majority of votes cast by shareholders at the Annual Meeting. So long as a quorum is present, the affirmative vote of a majority of the votes cast on the proposal is required to approve the non-binding resolution approving the compensation of our named executive officers and to ratify the appointment of Wolf & Co. as our auditors for the fiscal year ending September 30, 2023. Under our Bylaws, abstentions and broker “non-votes” are not counted as votes cast.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Bylaws provide that our Board of Directors will consist of not less than five nor more than fifteen members, as determined from time to time by resolution of the Board of Directors. Our Board of Directors has set the number of directors, effective as of the Annual Meeting, at seven(7). All of the members of our current Board of Directors will stand for re-election this year for a one-year term.

Our Board of Directors has nominated the following seven individuals for re-election at the Annual Meeting, to serve for a one-year term and until their successors are elected and qualified: Julia D. Corelli, Norman Feinstein, Andrew Fish, Howard Kent, Cynthia Leitzell, Stephen Scartozzi and Anthony C. Weagley.

No director or nominee for director is related to any other director or executive officer of the Company by blood, marriage or adoption. Shareholders are not permitted to use cumulative voting for the election of directors. Our Board of Directors has determined each of Mr. Feinstein, Mr. Fish, Mr. Kent, Mr. Scartozzi, Mrs. Corelli and Mrs. Leitzell is an “independent director,” as defined in the Nasdaq listing standards. In determining the independence of the directors, the Board of Directors considered certain amounts paid for property and legal services provided by certain directors or entities in which they have interests. This includes the following relationship that Mrs. Corelli has with the Company outside of her director position: Troutman Pepper Hamilton Sanders LLP, a law firm of which Mrs. Corelli is a partner, has been engaged by the Bank for legal services. During the fiscal year ended September 30, 2022, the law firm was paid approximately $39,000 for its services. This also includes the following relationship that Mr. Scartozzi has with the Company outside of his director position: The Hardware Store, a company of which Mr. Scartozzi is president, sells consumer goods to the Bank. During the fiscal year ended September 30, 2022, The Hardware Store was paid approximately $1,500 for consumer goods. After considering these relationships, the Board of Directors determined that such transactions and relationships would not interfere with the directors’ exercise of independent judgment in carrying out the responsibilities of a director.

Under our current Bylaws, nominees for director will each be elected by a majority of votes cast by shareholders at the Annual Meeting at which a quorum is present. If a nominee for director does not receive at least a majority of the votes cast at any such Annual Meeting, and no successor was elected in his or her place, he or she is required to tender his or her resignation to the Board of Directors, and the Board of Directors, after considering the recommendation of the Board’s Nominating and Corporate Governance Committee, will thereafter consider whether to accept or reject the tendered resignation, or whether other action should be taken.

Unless otherwise directed, each proxy signed and returned by a shareholder will be voted for the election of the nominees for director as described herein and as recommended by the Board. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for any replacement nominee or nominees recommended by our Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees named herein may not be able to serve as a director if elected.

The following table presents information concerning the nominees for director. All nominees listed below are being nominated for a one-year term expiring at next annual meeting of shareholders following the Annual Meeting.

Ages of the directors are reflected as of September 30, 2022.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT FOR DIRECTOR.

Name	Age	Position with Malvern Bancorp and Principal Occupation During the Past Five Years	Director Since

Julia D. Corelli	62

Director. Mrs. Corelli is a partner at Troutman Pepper Hamilton Sanders LLP, a large U.S. law firm that resulted from the 2020 merger of Troutman Sanders, LLP and Pepper Hamilton LLP. Prior to the merger, Mrs. Corelli had been a partner at Pepper Hamilton for more than 25 years. Mrs. Corelli’s law practice focuses on counseling all kinds of investment vehicles on formation, regulation and operations, as well as counseling on business and transactions for family offices and private companies. Mrs. Corelli served for 12 years on Pepper Hamilton LLP’s governing body, including as its vice chair from 2013 to 2017. She also served for seven years as co-chair or chair of its Commercial Department. Mrs. Corelli has also served from 2014 to 2021 on the Board of Directors of BioIncept, LLC., a privately held biotech company, and from 2016 to 2022 on the Northeast Regional Board of Trustees of Boys & Girls Clubs of America. She is also a member of the Board of the Pepper Center for Public Service which she joined in 2019.

			2018

Mrs. Corelli’s depth of experience and years of leadership in the legal profession, and her breadth of involvement in counseling a wide array of clients across diverse industries, further enhances the diversity of expertise and perspective available to our Board of Directors in leading our business.

Norman Feinstein	75

Director. Mr. Feinstein is a senior managing and board member of Hampshire Stateside LLC, a private real estate company investing in institutional quality commercial real estate, where he has worked since 2019. Mr. Feinstein was formerly the vice chairman of The Hampshire Companies, a full-service, privately held, fully integrated real estate firm, with assets valued at over $2.5 billion. Mr. Feinstein served as the manager of The Hampshire Generational Fund and was a member of Hampshire’s Investment Committee. Prior to joining Hampshire in 1998, Mr. Feinstein was a practicing attorney for over 25 years, specializing in real estate law. Since June 2017, Mr. Feinstein has also served as a director of InPoint Commercial Real Estate Income, Inc.

			2016

		Mr. Feinstein’s experience and vast knowledge in real estate make him well qualified to serve as a director.

Andrew Fish	39

Director. Mr. Fish is a managing member of The Real Estate Equity Company (“TREECO”) in Englewood, New Jersey, where he is responsible for leasing of the entire firm’s real estate portfolio, acquisitions and development projects. TREECO owns and manages over 1.5 million square feet of shopping centers. Prior to joining TREECO in 2009, Mr. Fish was the director of leasing for Vornado Realty Trust. Mr. Fish is also currently a director of American Spraytech in Branchburg, New Jersey. Also, since 2022 Mr. Fish has served on the North-East Regional Advisory Board of the Simon Wiesenthal Center in New York City. During his career, he has served on various boards including Union Center National Bank’s advisory board and the board of the Englewood Chamber of Commerce.

			2016

		Mr. Fish’s vast real estate experience and board level experience make him well qualified to serve as a director.

Howard Kent	75	Director and, since February 2016, Chairman of the Board of the Directors. Mr. Kent is a principal and co-founder of Real Estate Equities Group, LLC and its affiliated entities in Englewood, New Jersey, where Mr. Kent has worked since 2002. Mr. Kent served as director of ConnectOne Bancorp Inc., and ConnectOne Bank, from July 2014 to March 2015. Mr. Kent also served as chairman of the board of Union Center National Bank from 2013 to 2014 and as a director of Center Bancorp, Inc. from 2008 to 2014.	2015

Mr. Kent brings a strong banking background and over 50 years of real estate investment, finance, and management experience, along with years of leadership and community involvement and board level experience, which makes him well qualified to serve as a director.

Name	Age	Position with Malvern Bancorp and Principal Occupation During the Past Five Years	Director Since
Cynthia Felzer Leitzell	73	Director. Mrs. Leitzell is a partner and president of Leitzell & Economidis PC, a full-service firm of Certified Public Accountants located in Media, Pennsylvania, where she has worked since 2002. Mrs. Leitzell has previously served as chairman of the board of the Chester Water Authority from 2012 to 2022. She also served two four-year elected terms as Delaware County controller.	2016

		Mrs. Leitzell’s experience in audit and accounting, and her experience and years of leadership and community involvement and board level experience, make her well qualified to serve as a director.

Stephen P. Scartozzi	70	Director. Since 2008, Mr. Scartozzi has been president of The Hardware Center, Inc., a business located in Paoli, Pennsylvania that supplies building and hardware materials.	2010

		Mr. Scartozzi’s background as a small business owner in Malvern Bank’s market area makes him well qualified to serve as a director.

Anthony C. Weagley	61	Director. Mr. Weagley has served as President & Chief Executive Officer of Malvern Bancorp and Malvern Bank since September 2014. Mr. Weagley previously served as president and chief executive officer of Center Bancorp, Inc. and Union Center National Bank from 2007 to 2014.	2014

Mr. Weagley is recognized as a leader in the financial services industry with over 40 years of industry experience. His current roles at Malvern Bancorp and Malvern Bank, along with his prior experience serving as president, chief executive officer and director of a $1.7 billion national bank, makes him well qualified to serve as a director.

Executive Officers Who Are Not Also Directors

Joseph D. Gangemi, age 42, has served as Executive Vice President of the Company and the Bank since December 2019, and Chief Financial Officer and Secretary of the Company and the Bank since May 2015. Prior to being promoted to Executive Vice President, Mr. Gangemi served as Senior Vice President since May 2015. Mr. Gangemi previously served as Treasurer/Investment Officer of the Company and the Bank from September 2014 to May 2015. Prior thereto, Mr. Gangemi served as senior vice president, corporate secretary, chief of staff and head of treasury at Union Center National Bank from 2004 to 2014.

William J. Boylan, age 58, has served as Executive Vice President and Chief Lending Officer of the Company and the Bank since April 2017. He served as Senior Vice President and Chief Lending Officer of the Company and the Bank from April 2016 to April 2017. He also served as Senior Vice President and Chief Lending Officer of the Bank’s New Jersey Division from August 2015 to April 2016. He previously served as senior vice president of commercial lending for ConnectOne Bank and its predecessor, Union Center National Bank, from 2008 to 2015.

Director Nominations

Nominations to become a director of the Board are made by (i) a majority of the Board of Directors or (ii) any shareholder entitled to vote at the Annual Meeting. The Board of Directors considers the recommendations of the Board’s Nominating and Corporate Governance Committee in selecting nominees for director. All of our directors participate in the consideration of director nominees and will consider candidates for director suggested by other directors, as well as our management and shareholders. A shareholder who desires to recommend a prospective nominee for director should notify our Corporate Secretary in writing with whatever supporting material the shareholder considers appropriate. Any shareholder wishing to make a nomination must follow our procedures for shareholder nominations, which are described herein under “Shareholder Proposals, Nominations and Communications with the Board of Directors.”

The charter of the Board’s Nominating and Corporate Governance Committee sets forth certain criteria the committee may consider when recommending individuals for nomination as a director, including: (a) ensuring that the Board of Directors, as a whole, is diverse (including at least two directors who self-identify as female, underrepresented minorities or LGBTQ+) and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the SEC), local or community ties and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially. The committee also may consider the extent to which the candidate would fill a present need on the Board of Directors. Said differently, the Board is focused on ensuring that it is composed of individuals with diverse viewpoints, backgrounds, experiences, skillsets, perspectives and other demographics (including, gender, race, ethnicity and age). The Board believes that diversity is critical to thoroughly assess risk, anticipate challenges and scrutinize the complex and dynamic issues that impact the Company and its shareholders. The Nominating and Corporate Governance Committee’s view on the topic of diversity is multifaceted and includes, but is not limited to, gender, race, ethnicity, age, education, professional experience and independence. Creating a Board of diverse, but also complementary, individuals requires the Nominating and Corporate Governance Committee to balance each factor through a holistic approach. Such approach enables the Nominating and Corporate Governance Committee to identify and recommend, for the selection by a majority of the Board, the best director candidates.

Committees and Meetings of the Board of Directors

During the fiscal year ended September 30, 2022, the Board of Directors of Malvern Bancorp met 26 times. No director of Malvern Bancorp attended fewer than 75% of the aggregate of the total number of Board of Director meetings held during the period for which he or she has been a director and the total number of meetings held by all committees of the Board of Directors on which he or she served during the periods that he or she served.

Membership on Certain Board Committees

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The membership of the committees set forth in the following paragraphs is as of the date of this Proxy Statement.

Audit Committee

The Board of Directors has established an Audit Committee consisting of Mrs. Leitzell (Chair), Mr. Scartozzi and Mr. Kent. The Audit Committee reviews with management and the Company’s independent registered public accounting firm the systems of internal control, quarterly financial statements, and the annual financial statements, including the Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, and monitors Malvern Bancorp’s adherence in accounting and financial reporting to generally accepted accounting principles. The Board of Directors has evaluated the independence of each of the members of our Audit Committee and has affirmatively determined that (i) each of the members of our Audit Committee is an “independent director” under the Nasdaq listing standards, (ii) each of the members satisfies the enhanced independence standards under applicable SEC rules for audit committee service, and (iii) each of the members has the ability to read and understand fundamental financial statements. The Board of Directors has determined that Mrs. Leitzell meets the qualifications established for an audit committee financial expert under the rules and regulations of the SEC. The Audit Committee met five times in the fiscal year ended September 30, 2022. The Audit Committee charter as presently in effect is available on the Company’s website at http://ir.malvernbancorp.com.

Compensation Committee

It is the responsibility of the Compensation Committee to set the compensation of our Chief Executive Officer as well as our other executive officers. The Compensation Committee consists of Mr. Kent (Chair), Mr. Feinstein, Mrs. Corelli and Mrs. Leitzell. The Compensation Committee met two times in the fiscal year ended September 30, 2022.

The Board of Directors has evaluated the independence of each of the members of the Compensation Committee and has affirmatively determined that each of the members of our Compensation Committee meets the definition of an “independent director” under the Nasdaq listing standards. The Board of Directors has also determined that each of the members of the Compensation Committee qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The role of the Compensation Committee is to oversee the Company’s compensation and benefit plans and policies, to administer the Company’s equity plans (including reviewing and approving equity grants to officers and directors) and to review and approve annually all compensation decisions relating to directors and elected officers, including those for the Company’s Named Executive Officers. The Compensation Committee works with management to develop relationships between pay levels, financial performance and returns to shareholders in order to align the Company’s compensation structure with the Company’s organizational objectives. The Compensation Committee may delegate some or all of its authority to any executive officer of the Company or any other person or persons designated by the Compensation Committee. The Compensation Committee charter as presently in effect is available on our website at http://ir.malvernbancorp.com.

The Compensation Committee discharges the responsibilities of the Board of Directors relating to the compensation of the Company’s executive officers and directors. The Compensation Committee has overall responsibility for evaluating and approving executive officer and director compensation plans and policies. The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee. The Compensation Committee did not engage a compensation consultant during the 2022 or 2021 fiscal years. At the request of the Compensation Committee, Anthony Weagley, President and CEO, Joseph Gangemi, EVP and CFO, and the Director of Human Resources were invited to and participated in Compensation Committee meetings, and Mr. Gangemi additionally participates in Compensation Committee meetings from time to time to discuss performance targets and results with the Compensation Committee. However, the Compensation Committee makes the final determination regarding the compensation of the Named Executive Officers. Other than the executive officers noted above, no other executive officers participate in determining or recommending the amount or form of executive compensation.

Nominating and Corporate Governance Committee

It is the responsibility of the Nominating and Corporate Governance Committee to, among other functions, recommend nominees for the consideration of the Board of Directors in selecting nominees for election at the annual meeting of shareholders. The Nominating and Corporate Governance Committee consists of Messrs. Feinstein, Fish, Kent (Chair), Scartozzi, Mrs. Corelli and Mrs. Leitzell. The Nominating and Corporate Governance Committee met one time in the fiscal year ended September 30, 2022. The Board of Directors has evaluated the independence of each of the members of the Nominating and Corporate Governance Committee and has affirmatively determined that each of the members of our Nominating and Corporate Governance Committee meets the definition of an “independent director” under the Nasdaq listing standards. The Nominating and Corporate Governance Committee charter as presently in effect is available on our website at http://ir.malvernbancorp.com.

Hedging Policy

The Company has adopted a policy that prohibits its employees, officers and directors from engaging in any short sale of the Company's securities. The Company's policy also prohibits executive officers and directors from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Company’s securities such as zero cost collars and forward sale contracts, or any other similar type of financial transaction entered into for such purpose unless there are valid and legitimate reasons for engaging in such transactions and such transactions are pre-cleared with the Company's Stock Compliance Officer at least two weeks in advance of the proposed transaction.

Board Leadership Structure and the Board’s Role in Risk Oversight

Anthony C. Weagley serves as our President and Chief Executive Officer and Howard Kent serves as Chairman of the Board of Directors. The Board of Directors has determined that separation of the offices of Chairman of the Board and President and Chief Executive Officer enhances our Board of Directors independence and oversight. Further, the separation of the Chairman of the Board of Directors permits the President and Chief Executive Officer to better focus on his responsibilities of managing the daily operations of Malvern Bancorp, enhancing shareholder value and expanding and strengthening our franchise, while allowing the Chairman to lead the Board of Directors in its fundamental role of providing independent oversight and advice to management. Mr. Kent is an “independent director” under the Nasdaq listing standards.

Risk is inherent with every business, particularly financial institutions. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputational risk, all as more fully set forth in the “Risk Factors” section in our 2022 Annual Report. Management is responsible for the day-to-day management of the risks Malvern Bancorp encounters, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to ensure that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board of Directors receives reports on this topic from the Company’s executive management, other officers of the Bank, and the Chairpersons of the Company/Bank’s Audit, Asset-Liability/Enterprise Risk Management, and Compliance Committees. The Chairman of the Board of Directors and the Board’s independent directors work together to provide strong, independent oversight of Malvern Bancorp’s management and affairs through its committees and meetings of independent directors. The Company believes that its Board of Directors leadership structure supports this approach to risk management.

Directors’ Attendance at Annual Meetings

Directors are expected to attend each annual meeting of shareholders absent a valid reason for not doing so. All of our directors attended our 2022 annual meeting of shareholders, which was held virtually.

Directors’ Compensation

We do not pay separate compensation to directors for their service on the Board of Directors of Malvern Bancorp. Fees are paid to directors by the Bank only, and all of our directors serve on both the Boards of Directors of the Company and the Bank. Each of our directors, other than Mr. Weagley, receives an annual retainer of $26,500. The Bank’s Chairman of the Board of Directors currently receives an additional annual retainer of $10,600. Each of our directors, other than Mr. Weagley, currently receives a fee of $1,018 for attending regularly scheduled monthly Board of Directors meetings of the Bank and for any special meetings of the Board beginning with the fourth special Board of Directors meeting on an annual basis. Each of the Chairs of the Audit Committee and Loan Committee receives an additional retainer of $7,950 per year. Board members receive a fee of $318 for attending each committee meetings on which they serve, except for members of the Nominating and Corporate Governance Committee who do not receive any such fee. Pursuant to the Company’s amended and restated Director Stock Ownership Policy, seventy-five percent (75%) of the cash fees paid to each director of the Company are used to purchase fully vested, unrestricted shares of common stock of the Company.  The Company’s transfer agent uses the seventy-five percent (75%) of the cash fees to purchase these shares of common stock on the open market, on behalf of each director; each non-employee director’s purchase of such shares constitutes a trading plan established to comply with Rule 10b5-1 of the Exchange Act. The remaining twenty-five percent (25%) of the fees payable to the directors are received by the directors in the form of cash.

The table below summarizes the total compensation paid by the Bank to those persons who served as our non-employee directors for the fiscal year ended September 30, 2022.

Name	Fees Earned or Paid in Cash	Stock Awards	Stock Option Awards	All Other Compensation	Total
Julia Corelli	$ 43,678	$11,235	$5,928	$ -	$60,841
Norman Feinstein	$ 47,304	$11,235	$5,928	$ -	$64,467
Andrew Fish	$ 46,222	$11,235	$5,928	$ -	$63,385
Howard Kent	$ 64,772	$11,235	$5,928	$ -	$81,935
Cynthia Felzer Leitzell	$ 52,582	$11,235	$5,928	$ -	$69,745
Stephen Scartozzi	$ 47,494	$11,235	$5,928	$ -	$64,657

In the table above:

•

When we refer to “Fees Earned or Paid in Cash”, we are referring to all cash fees that we paid or were accrued in the fiscal year ended September 30, 2022, including annual retainer fees, committee and/or chairmanship fees and meeting fees, and

•

When we refer to “stock awards” or “stock options”, we are referring to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. On May 3, 2022, each of Messrs. Feinstein, Fish, Kent, and Scartozzi and Mrs. Leitzell and Mrs. Corelli was granted 700 shares of restricted stock and stock options to purchase 1,000 shares of common stock at an exercise price of $15.96 per share. The 700 shares of restricted stock vest in five 20% increments, beginning on the one year anniversary of the grant date and vesting 20% on each of the four anniversaries of the grant date thereafter. The stock options become exercisable in five 20% increments, beginning on the one year anniversary of the grant date and vesting 20% on each of the four anniversaries of the grant date thereafter, and expire on May 3, 2032.

•	None of the directors received any nonqualified deferred compensation earnings during the fiscal year ended September 30, 2022.

REPORT OF THE AUDIT COMMITTEE

The functions of the Audit Committee include the following: performing all duties assigned by the Board of Directors, pursuant to the Audit Committee’s charter and otherwise, reviewing with management and our independent registered public accounting firm the basis for the reports issued by the Bank and the Company pursuant to federal regulatory requirements, selecting our independent registered public accounting firm, overseeing the scope of its audit services, assessing the adequacy of the internal controls and the resolution of any significant deficiencies or material control weaknesses, assessing compliance with laws and regulations, and overseeing the internal audit function. The Audit Committee also reviews and assesses the adequacy of its charter on an annual basis.

In connection with the preparation and filing of our Annual Report on Form 10-K for the fiscal year ended September 30, 2022, the Audit Committee (a) reviewed and discussed the audited financial statements with our management, (b) discussed with Wolf &Co. and Baker Tilly US. LLP ("Baker Tilly"), our independent registered public accounting firms for years ended September 30, 2022 and September 30, 2021, respectively, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, and (c) has received the written disclosures and the letter from Wolf & Co. and Baker Tilly required by applicable requirements of the PCAOB regarding Wolf & Co.’s and Baker Tilly's communications with the Audit Committee concerning independence, and has discussed with Wolf & Co. and Baker Tilly of its independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022, for filing with the SEC.

Members of the Audit Committee

Cynthia Felzer Leitzell, Chair

Howard Kent

Stephen Scartozzi

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth a summary of certain information concerning the compensation paid by the Bank for services rendered in all capacities during the fiscal years ended September 30, 2022 and 2021 to our principal executive officer and our two other most highly compensated executive officers who were serving as executive officers as of September 30, 2022. Malvern Bancorp, the holding company of the Bank, has not paid separate cash compensation to our executive officers. We refer to these three executives as our “Named Executive Officers”.

					Non-Equity
				Stock	Incentive Plan	All Other
	Fiscal	Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
Anthony C. Weagley
Chief Executive Officer	2022	539,873	108,650	122,368	—	63,081	876,434
and President of Malvern
Bancorp and the Bank	2021	539,873	108,650	72,386	—	49,362	770,271
Joseph D. Gangemi
Executive Vice President,	2022	303,565	—	9,858	18,388	31,266	362,037
Chief Financial Officer
and Secretary of Malvern
Bancorp and the Bank	2021	273,088	—	13,454	24,992	22,900	334,435
William J. Boylan
Executive Vice President	2022	248,767	—	—	39,193	33,341	331,029
and Chief Lending Officer of
Malvern Bancorp and the Bank	2021	240,875	—	12,634	34,388	38,260	326,156

The amounts shown in the “Bonus” column for Mr. Weagley for the fiscal years ended September 30, 2022 and 2021 were paid to him as a result of the achievement of specific performance goals under a performance bonus plan outlined in his December 11, 2018 Employment Agreement. See below for a description of such Employment Agreement.

The amounts shown in the “Stock Awards” column for Mr. Weagley for the fiscal year ended September 30, 2022 represent two grants of both restricted and non-restricted shares that were awarded to him in accordance with his Employment Agreement. Of the total grant amount, $72,380 represent the grant date fair value of the non-restricted share grant which is considered “additional base compensation” under his Employment Agreement, and $49,988 represents the grant date fair value of the restricted shares granted to him under the Executive Achievement Incentive Compensation Plan ("EAICP").

The amounts shown in the “Stock Awards and Non-Equity Incentive Plan Compensation” columns for Mr. Gangemi represent restricted shares granted and other amounts paid under the EAICP. The EAICP is a performance-based incentive program designed to reward key executives and reinforce the goals of the Bank for profitable growth and achievement of Company financial objectives. The EAICP provides the executive with the opportunity to earn both equity and non-equity (cash) awards, expressed as a percentage of salary. Individuals are assigned specific objectives throughout the year, which comprise each individual’s “personal” goals. These personal goals typically represent 50% of the total available payout and can range up to 100% of the total available payout under the EAICP. The other component may be a “Bank” goal, which typically accounts for up to 50% of the total payout but is usually no more than 25% of the total available payout. Performance metrics include a number of key performance factors, including profitability, growth, and financial operating condition. For the fiscal year ending September 30, 2022, performance metrics included return on assets, return on equity, net income before tax, loan growth, non-performing assets, and a composite score for achievement of other annual objectives.

In connection with the Company’s performance for the fiscal years ended September 30, 2022 and 2021, under the EAICP, Mr. Gangemi earned $28,246 and $38,446, respectively. Such incentive was paid to Mr. Gangemi 65% in cash and 35% in restricted stock.

For the fiscal years ended September 30, 2022 and 2021 Mr. Gangemi received $9,858 and $13,454 share value, respectively, of restricted stock, granted at the five day average for the previous five trading days prior to the date of grant. Such grant of restricted stock was made to him in the fiscal years ended September 30, 2022 and 2021 and is shown under the “Stock Awards” column.

For the fiscal years ended September 30, 2022 and 2021 Mr. Gangemi received $18,388 and $24,992 respectively of cash was made to him in the fiscal years ended September 30, 2022 and 2021 as shown under the “Non-Equity Incentive Plan Compensation” column.

The amounts shown in the “Stock Awards” columns for Mr. Boylan represent amounts paid under the EAICP. The description of the EAICP is noted above.

For the fiscal year ended September 30, 2021 Mr. Boylan received $12,634 share value of restricted stock, granted at the five day average for the previous five trading days prior to the date of grant. Such grant of restricted stock was made to him in the fiscal year ended September 30, 2021 and is shown under the “Stock Awards” column. Mr. Boylan did not receive any similar award for the fiscal year ended September 30, 2022.

The amounts shown in the “Non-Equity Incentive Plan Compensation” column for Mr. Boylan represent amounts paid to him under the Bank’s Loan Incentive Plan (the “Lender Plan”). The Lender Plan provides a semi-annual incentive payout based on quarterly loan originations that meet certain underwriting standards. Quarterly originations must meet a hurdle of $2.0 million for a payout to occur. Incentive amounts are based on the achievement of individual goals (weighted at 30%) and Bank-wide goals (weighted at 70%). The Compensation Committee can make discretionary adjustments to the quarterly incentive payout amounts.

In the table above, when we refer to amounts under “Stock Awards”, we are referring to the aggregate grant date fair value in accordance with FASB ASC Topic 718. The shares were granted under the Company’s 2014 Long-Term Incentive Compensation Plan. These shares granted to Messrs. Gangemi and Boylan and the portion of shares noted above granted to Mr. Weagley are in the form of restricted stock that vest in 20% increments, beginning on the one year anniversary of the grant date and vesting 20% on each of the four anniversaries of the grant date thereafter, unless otherwise noted.

“All Other Compensation” for the fiscal year ended September 30, 2022 consists of the following:

For Mr. Weagley, $13,676 for premiums for life insurance for Mr. Weagley’s benefit, $23,958 for the use of an automobile and cell phone, a contribution of $4,055 to the Company’s 401(k) plan on Mr. Weagley’s behalf to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Weagley to that plan and $11,323, representing the fair market value, on December 31, 2021, of 722.5823 shares allocated to Mr. Weagley’s ESOP account on such date;

For Mr. Gangemi, $1,263 for premiums for life insurance for Mr. Gangemi’s benefit, $7,200 for the use of an automobile and cell phone, a contribution of $8,185 to the Company’s 401(k) plan on Mr. Gangemi’s behalf to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Gangemi to that plan and $11,185, representing the fair market value, on December 31, 2021, of 713.7917 shares allocated to Mr. Gangemi’s ESOP account on such date; and

For Mr. Boylan, $1,263 for premiums for life insurance for Mr. Boylan’s benefit, $9,710 for the use of an automobile and cell phone and a contribution of $4,929 to the Company’s 401(k) plan on Mr. Boylan’s behalf to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Boylan to that plan; and $11,185, representing the fair market value, on December 31, 2021, of 713.7917 shares allocated to Mr. Boylan’s ESOP account on such date.

During the fiscal year ended September 30, 2022 and 2021, no Named Executive Officer held any stock options, nor did any of the Named Executive Officers receive any nonqualified deferred compensation earnings.

Agreements with Named Executive Officers

Mr. Weagley

On June 23, 2016, Malvern Bancorp and the Bank entered into an employment agreement with Anthony C. Weagley, President & Chief Executive Officer of the Company and the Bank, which was amended and restated on May 25, 2017, and further amended on December 11, 2018 (as amended, the “Employment Agreement”).

The Employment Agreement provides that Mr. Weagley will continue to serve as President and Chief Executive Officer of the Company and the Bank for successive one year periods, unless either party has provided written notice at least 60 days prior to the end of the then current annual period that such party does not agree to renew the Employment Agreement. The Employment Agreement also provides that Mr. Weagley will serve as a director of the Company and the Bank.

Pursuant to the Employment Agreement, Mr. Weagley will receive an annual base salary at the rate of $492,837 per year, plus additional annual base compensation of $108,650, of which 35% shall be paid during the year in accordance with the Bank’s regular payroll processes and the remaining 65% shall be paid in shares of the Company’s common stock on April 1 of each year or the next business day thereafter (the "Stock Payment Date"). Such amounts, which are collectively referred to as “Annual Base Salary” in the Employment Agreement, may be reviewed and increased by the Board of Directors.

The number of shares making up the stock component of Mr. Weagley’s Annual Base Salary will equal the quotient determined by dividing the stock component of the Annual Base Salary amount by the average of the daily closing sales prices of the Company’s common stock for the five consecutive trading days immediately preceding (but not including) the Stock Payment Date.

Mr. Weagley will also be entitled to participate in a performance bonus plan, with a target bonus of $108,650, upon the achievement of specified performance goals approved by the Compensation Committee and the Company’s Board of Directors. He is also entitled to participate in other employee benefit plans maintained for executive officers of the Bank.

If Mr. Weagley’s employment is terminated by the Company or the Bank without “Cause” (as defined in the Employment Agreement), other than for death or disability, or if the Company or the Bank terminates the Employment Agreement by delivering a non-renewal notice, in either case occurring after a “Change in Control” (as defined in the Employment Agreement), or if Mr. Weagley terminates his employment for “Good Reason” (as defined in the Employment Agreement) after a Change in Control, he will be entitled to receive, after signing a release, a lump sum cash payment equal to three (3) years of his Annual Base Salary, in addition to any amounts he has already earned as of the date of termination, and any vesting restrictions on any grants of equity that have been made to him will be waived and all such equity shall vest.

Upon termination by the Company or the Bank without Cause (other than for death or disability) or if the Company or the Bank terminates the Employment Agreement by delivering a non-renewal notice, in either case occurring absent a Change in Control, or if Mr. Weagley terminates his employment for Good Reason absent a Change in Control, he will be entitled to receive, after signing a release, a lump sum cash payment equal to two (2) years of his Annual Base Salary, in addition to any amounts he has already earned which remain unpaid as of the date of termination.

Mr. Weagley's Employment Agreement also provided that he will be entitled to reimbursement of the premium otherwise payable for COBRA continuation coverage for the 18 months immediately following the date of termination of employment without Cause (regardless of weather such termination occurs before or after a Change in Control).

In the event that Mr. Weagley is terminated for Cause, his rights under the Employment Agreement shall cease as of the effective date of the termination, and the Bank shall pay the unpaid portion of Mr. Weagley’s Annual Base Salary through the date of termination, the value or any accrued but unused vacation and personal days through the date of termination, any expense reimbursement due to him on or prior to the date of termination, and any post-employment benefits as may be available to him under the terms of the employee benefit plans.

The Employment Agreement shall terminate automatically upon Mr. Weagley’s death and his rights under the Employment Agreement shall cease as of the date of such termination, except that (i) the Bank shall pay to his spouse, personal representative, or estate the unpaid portion, if any, of his accrued unpaid Annual Base Salary as of the date of death and any expense reimbursement due to him as of his date of death, and (ii) the Bank shall provide to his dependents any benefits due under the Bank’s employee benefit plans. If Mr. Weagley becomes Disabled (within the meaning of Section 409A of the Code), and becomes eligible for employer-provided short-term and/or long-term disability benefits, or worker’s compensation benefits, then the Bank’s obligation to pay him his Annual Base Salary shall be reduced by the amount of the disability or worker’s compensation benefits received by him. If, in the judgment of the Board of Directors, he is unable, as a result of illness or injury, to perform the essential functions of his position on a full-time basis with or without a reasonable accommodation and without posing a direct threat to himself or others for a period of six months, his employment shall terminate at the end of the six-month period, and all of his rights under the Employment Agreement shall cease, with the exception of the Accrued Obligations (as defined in the Employment Agreement).

In addition, the Employment Agreement provides that the amounts and benefits payable to Mr. Weagley in the circumstances described above will be reduced to the extent necessary to avoid causing any of the payments or benefits to be nondeductible under Section 280G of the Code, or subject to an excise tax under Section 4999 of the Code, unless his after-tax amounts and benefits would be greater without such a reduction.

The Employment Agreement contains 12-month, post-termination non-compete, non-solicitation of customers and non-solicitation of employees provisions.

        Mr. Gangemi

On May 23, 2016, the Bank entered into a Change of Control Agreement with Joseph Gangemi, Executive Vice President and Chief Financial Officer of the Company and the Bank, which was amended on May 25, 2017 (as amended, the “Change of Control Agreement”).

The Change of Control Agreement provides that if Mr. Gangemi’s employment with the Bank ceases within 12 months following the date of a Change of Control (as defined in the Change of Control Agreement), or during the 90 days immediately preceding a Change of Control, as a result of termination by the Bank without Cause (as defined in the Change of Control Agreement) or termination by Mr. Gangemi for Good Reason (as defined in the Change of Control Agreement), then Mr. Gangemi will be entitled to receive any base salary that remains unpaid through the date of termination, any bonus that remains unpaid and which is payable with respect to a fiscal year which ended prior to the effective date of termination, and any expense reimbursement which is due and remains unpaid, plus a lump sum cash payment equal to 150% of his base salary as in effect on the date of termination.

In addition, if Mr. Gangemi elects to receive continuation coverage under the Bank’s group health plan under COBRA, the Change of Control Agreement provides that he will be entitled to reimbursement of the premium otherwise payable for COBRA continuation coverage for the 12 months immediately following the date of termination of employment, to the extent such premium exceeds the monthly amount charged to active similarly-situated employees of the Bank for the same coverage.

The Change of Control Agreement provides that it is in lieu of, and not in addition to, any other severance plan, fund, agreement or other arrangement maintained by the Bank. Payment of the lump sum cash amount and reimbursement for COBRA premiums described above are conditioned on Mr. Gangemi’s execution and delivery of a release.

If Mr. Gangemi’s employment with the Company ceases for any reason other than as described above (including but not limited to (a) termination by the Company for Cause, (b) resignation by him without Good Reason, (c) termination as a result of his Disability (as defined in the Change of Control Agreement), or (d) his death), then the Company’s obligation to him will be limited solely to the payment of accrued and unpaid base salary through the date of such cessation of employment. All compensation and benefits will cease at the time of such cessation of employment and, except as otherwise provided by COBRA, the Company will have no further liability or obligation by reason of such termination.

In addition, the Change of Control Agreement provides that the amounts and benefits payable to Mr. Gangemi in the circumstances described above will be reduced to the extent necessary to avoid causing any of the payments or benefits to be nondeductible under Section 280G of the Code, or subject to an excise tax under Section 4999 of the Code, unless his after-tax amounts and benefits would be greater without such a reduction.

In exchange for the severance amount, Mr. Gangemi entered into a Non-Competition, Non-Solicitation, Confidentiality and Cooperation Agreement (the “Restrictive Covenants Agreement”) with the Bank, also dated May 25, 2017. Mr. Gangemi’s Restrictive Covenants Agreement provides that during the course of his employment with the Bank and for a period of 12 months after his termination of employment with the Bank for any reason (the “Restricted Period”), Mr. Gangemi will not, directly or indirectly, engage, participate or invest in any Competing Business (as defined in the Restrictive Covenants Agreement) in the Competitive Territory (as defined in the Restrictive Covenants Agreement). The Restrictive Covenants Agreement also contains provisions prohibiting the solicitation of employees and customers of the Company or the Bank or any of their respective affiliates.

        Mr. Boylan

On May 25, 2017, the Company, the Bank and William J. Boylan entered into an employment agreement (the “Boylan Employment Agreement”), which provides that Mr. Boylan will serve as Executive Vice President and Chief Lending Officer of the Company and the Bank. The initial term of the Boylan Employment Agreement expired on April 2, 2019, and the employment period is deemed to be automatically extended for successive one year periods, unless at least 60 calendar days prior to the expiration of any extended term the Company or the Bank shall give written notice to Mr. Boylan, or Mr. Boylan shall give written notice to the Company or the Bank, of its or his intention not to renew the employment period.

The Boylan Employment Agreement provides that Mr. Boylan’s compensation will include a base salary of $235,000 per year, subject to review and increase by the Board of Directors of the Company or the Bank. Mr. Boylan will also be eligible for an annual bonus as the Board of Directors of the Company or the Bank, or an applicable committee thereof, determines in its sole discretion to be appropriate based upon achievement of performance goals or other factors as the Board of Directors or committee deems appropriate.

If Mr. Boylan’s employment is terminated by the Company or the Bank without Cause (as defined in the Boylan Employment Agreement), other than due to death or disability, or if the Company or the Bank terminates the Boylan Employment Agreement pursuant to a non-renewal notice, in each case on or after a Change in Control (as defined in the Boylan Employment Agreement), or if Mr. Boylan’s employment is terminated by him for Good Reason (as defined in the Boylan Employment Agreement) on or after a Change in Control, Mr. Boylan will be entitled to receive all unpaid salary and accrued benefits to the termination date, plus, subject to his execution of a mutually satisfactory release, a lump sum cash payment equal to any unpaid annual bonus earned and owed to him for a previous calendar year and any amounts earned by him but unpaid under the Bank’s Lender Incentive Plan, plus 24 months’ of his base salary. In addition, Mr. Boylan would become fully vested in all equity-based options and other equity awards, and he would be entitled to reimbursement for COBRA premiums paid by him for up to 18 months immediately following termination.

If Mr. Boylan’s employment is terminated by the Company or the Bank without Cause (other than due to death or disability) or if the Company or the Bank terminates the Boylan Employment Agreement pursuant to a non-renewal notice, in each case before a Change in Control, or if Mr. Boylan’s employment is terminated by him for Good Reason before a Change in Control, he will be entitled to receive all unpaid salary and accrued benefits to the termination date, plus, subject to his execution of a mutually satisfactory release, his then annual rate of base salary for 12 months, as severance. He would also be entitled to reimbursement for COBRA premiums for up to six months.

If Mr. Boylan’s employment is terminated at any time for Cause or if he resigns without Good Reason, he will be entitled to receive only unpaid salary and accrued benefits up to the termination date.

The Boylan Employment Agreement shall terminate automatically upon Mr. Boylan’s death and his rights thereunder shall cease as of the date of such termination, except that (i) the Bank shall pay to his spouse, personal representative, or estate the unpaid portion, if any, of his accrued unpaid base salary as of the date of death and any expense reimbursement due to him as of his date of death, and (ii) the Bank shall provide to his dependents any benefits due under the Bank’s employee benefit plans. The Boylan Employment Agreement and Mr. Boylan’s employment thereunder may also be terminated by the Company or the Bank at any time if he is unable, as a result of Disability (as defined in the Boylan Employment Agreement), to perform the essential functions of his position on a full-time basis. In such event, all of his rights under the Boylan Employment Agreement shall cease, except that the Bank shall pay or provide to him the Accrued Obligations (as defined in the Boylan Employment Agreement).

In addition, the Boylan Employment Agreement provides that the amounts and benefits payable to Mr. Boylan in the circumstances described above will be reduced to the extent necessary to avoid causing any of the payments or benefits to be nondeductible under Section 280G of the Code, or subject to an excise tax under Section 4999 of the Code, unless his after-tax amounts and benefits would be greater without such a reduction.

In connection with executing the Boylan Employment Agreement, Mr. Boylan executed a Non-Competition, Non-Solicitation, Confidentiality and Cooperation Agreement, which is comparable to Mr. Gangemi’s Restrictive Covenants Agreement.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth, for each of the Named Executive Officers, information regarding restricted stock awards outstanding at September 30, 2022. As of September 30, 2022, no Named Executive Officer held any stock options.

	Stock Awards
	Number of Shares or	Market Value of Shares
	Units of Stock That	or Units of Stock That
Named Executive	Have Not Vested	Have Not Vested
Officer	(#)	($)
(a)	(b)	(c)
Anthony C. Weagley	9,134	$131,256
Joseph D. Gangemi	1,607	$23,093
William Boylan	998	$14,341

In the table above, we are disclosing:

•	in column (b), the number of shares of our common stock covered by restricted stock awards that were not vested as of September 30, 2022; and

•	in column (c), the aggregate market value as of September 30, 2022 of the stock awards referenced in column (b).

•

In calculating the market values of restricted stock in the table above, we have multiplied the closing market price of a share of our common stock on September 30, 2022, the last trading day in the fiscal year ended September 30, 2022, which was $14.37, by the applicable number of shares of our common stock underlying each Named Executive Officer’s restricted stock awards.

At September 30, 2022:

•

Mr. Weagley held a total of 9,134 shares of restricted stock, which vest as follows: (i) 1,969 vest on each of January 9, 2023, 2024 and 1,971 vest on January 9, 2025 (ii) 645 vest on each of January 31, 2023, 2024, 2025, 2026 and 2027.

•

Mr. Gangemi held a total of 1,607 shares of restricted stock, which vest as follows: (i) 185 shares vest on December 6, 2023; (ii) 105 shares vest on each of December 20, 2023 and 2024 (iii) 144 shares vest on each of April 1, 2023, 2024, 2025 and 2026 (iv) 127 shares vest on each of January 31, 2023, 2024, 2025, 2026 and 128 shares vest on January 31, 2027.

•

Mr. Boylan held a total of 998 shares of unvested restricted stock, which vest as follows: (i) 229 shares vest on February 26, 2023 and 2024 (ii) 136 shares vest on each of April 1, 2023, 2024, 2025 and 132 shares vest on April 1, 2026.

Related Party Transactions

In addition to the legal payments made to Troutman Pepper Hamilton Sanders LLP, a law firm of which Mrs. Corelli is a partner, and the consumer payments to the Hardware Store, a company of which Mr. Scartozzi is president, in each case, which are further described under PROPOSAL 1, in the ordinary course of business, Malvern Bank has made, and expects to make in the future, loans to directors, officers, ten percent shareholders, as well as entities controlled by such persons. All loans to such persons were made, and will be made, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of the Record Date certain information as to the common stock of the Company beneficially owned by (i) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock, (ii) the directors and director nominees of Malvern Bancorp, (iii) the Named Executive Officers of Malvern Bancorp, and (iv) all current directors, director nominees and executive officers of Malvern Bancorp as a group.

	Amount and Nature of	Percent of
Name of Beneficial Owner or Number of Persons in Group	Beneficial Ownership as of	Common Stock
	January 3, 2023(1)
PL Capital Advisors, LLC.
750 Eleventh Street South Suite 202	746,461(2)	9.78%
Naples, FL 34102

Lawrence B. Seidman
100 Lanidex Plaza, Suite 100	448,649(4)	5.88%
Parsippany, NJ 07054

EJF Capital LLC 2107
Wilson Blvd., Suite 410	640,587(5)	8.39%
Arlington, VA 22201

The Banc Funds Company, LLC
20 North Wacker, Suite 3300	531,959(3)	6.97%
Chicago, IL 60606

Directors and Nominees:
Norman Feinstein	25,571 (6)	*
Andrew Fish	21,145 (7)	*
Cynthia Felzer Leitzell	27,029 (8)	*
Stephen P. Scartozzi	26,945 (9)	*
Anthony C. Weagley	92,686 (10)	1.21%
Howard Kent	207,866 (11)	2.72%
Julia Corelli	21,208 (12)	*
Other Named Executive Officers:	*
Joseph D. Gangemi	16,377 (13)	*
William Boylan	8,719 (14)	*

All Current Directors, Director
Nominees and Executive Officers	447,545 (15)	5.86%
as a Group (nine persons)

* Represents less than 1.0% of our outstanding common stock.

(1)

Based upon filings made with the SEC pursuant to the Exchange Act and information furnished by the respective individuals. Under regulations promulgated pursuant to the Exchange Act, shares of common stock are deemed to be beneficially owned by a person if he, she or it directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)

According to a filing under the Exchange Act made on August 10, 2020 by PL Capital Advisors, LLC, John W. Palmer and Richard J. Lashley have shared voting and dispositive power over 746,461 shares of common stock.

(3)

According to a filing under the Exchange Act made on December 19, 2022, Lawrence Seidman has sole voting and dispositive power over 448,649 shares of common stock. Mr. Seidman, (i) as the manager of Seidman and Associates, L.L.C. (“SAL”), may be deemed the beneficial owner of the 91,240 shares owned by SAL, (ii) as the sole officer of Veteri Place Corporation (“Veteri”), the general partner of each of Seidman Investment Partnership, L.P. (“SIP”) and Seidman Investment Partnership II, L.P. (“SIPII”), may be deemed the beneficial owner of the 76,466 shares owned by SIP and the 100,773 shares owned by SIPII, (iii) as the managing member of JBRC I, LLC, a co-general partner of Seidman Investment Partnership III, L.P. (“SIP III”), may be deemed the beneficial owner of the 26,268 shares owned by SIPIII, (iv) as the sole officer of Veteri, the trading advisor of LSBK06-08, L.L.C. (“LSBK”), may be deemed the beneficial owner of the 60,184 shares owned by LSBK, and (v) as the investment manager for each of Broad Park Investors, L.L.C. (“Broad Park”) and Chewy Gooey Cookies, L.P. (“Chewy”), may be deemed the beneficial owner of the 64,760 shares owned by Broad Park and the 28,958 shares owned by Chewy. Accordingly, Mr. Seidman may be deemed the beneficial owner of an aggregate of 448,649 shares. In the foregoing capacities, Mr. Seidman has sole and exclusive investment discretion and voting authority with respect to all such shares.

(4)

According to a filing under the Exchange Act made on February 14, 2018, by EJF Capital LLC, Emanuel J. Friedman and EJF Sidecar Fund, Series LLC—Series E, the reporting persons as of such filing have shared voting and dispositive power over 640,587 shares of common stock.

(5)

According to a filing under the Exchange Act made on February 7, 2022 by The Banc Funds Company, L.L.C., Banc Fund X L.P., Banc Fund VIII L.P. and Banc Fund IX L.P., the reporting persons as of such filing have voting and dispositive power over an aggregate of 531,959 shares of common stock (with Banc Fund X L.P. having sole voting and dispositive power over 214,107 of such shares, and Banc Fund IX L.P. having sole voting and dispositive power over 317,852 of such shares).

(6)

Includes 7,665 shares held directly by Mr. Feinstein, 14,140 shares held indirectly in a profit sharing plan and 3,766 shares subject to options which are (or will be) exercisable through 60 days following the date of this table, for Mr. Feinstein. 980 shares are restricted shares that will not have vested within 60 days following the date of this table.

(7)

Includes 10,001 shares held directly by Mr. Fish, 3,783 shares held indirectly by a family partnership, and 3,595 shares held indirectly through Mr. Fish’s IRA, 3,766 shares subject to options which are (or will be) exercisable through 60 days following the date of this table, for Mr. Fish. 980 shares are restricted shares that will not have vested within 60 days following the date of this table.

(8)	Includes 23,263 shares held directly by Mrs. Leitzell and 3,766 subject to options which are (or will be) exercisable through 60 days following the date of this table, for Mrs. Leitzell. 980 shares are restricted shares that will not have vested within 60 days following the date of this table.

(9)

Includes 12,917 shares held directly by Mr. Scartozzi, 9,263 shares held indirectly through Mr. Scartozzi’s IRA and 4,766 shares subject to options which are (or will be) exercisable through 60 days following the date of this table, for Mr. Scartozzi. 980 shares are restricted shares that will not have vested within 60 days following the date of this table.

(10)

 Includes 53,395 shares held directly by Mr. Weagley, 6,394 shares allocated to Mr. Weagley in the ESOP, 1,731 shares held in the 401(k) Plan and 31,166 shares held indirectly through Mr. Weagley’s IRA. 6,518 shares are restricted shares that will not have vested within 60 days following the date of this table.

(11)

 Includes 164,381 shares held directly by Mr. Kent and 38,719 shares held indirectly by a trust for the benefit of Mr. Kent’s spouse, and 4,766 shares subject to options which are (or will be) exercisable through 60 days following the date of this table, for Mr. Kent. 980 shares are restricted shares that will not have vested within 60 days following the date of this table.

(12)

 Includes 12,466 shares held directly by Mrs. Corelli, 7,142 shares held indirectly through Mrs. Corelli’s IRA, and 1,600 shares subject to options which are (or will be) exercisable through 60 days following the date of this table, for Mrs. Corelli. 980 shares are restricted shares that will not have vested within 60 days following the date of this table.

(13)

 Includes 5,571 shares held directly by Mr. Gangemi, 4,308 shares held indirectly through Mr. Gangemi’s IRA, 900 shares held in trust for Mr. Gangemi’s children, 5,238 shares allocated to Mr. Gangemi in the ESOP, and 360 shares held in the 401(k). 1,480 shares are restricted shares that will not have vested within 60 days following the date of this table.

(14)

 Includes 3,901 shares held directly by Mr. Boylan, 13 shares held in the 401(k) Plan and 4,805 shares allocated to Mr. Boylan in the ESOP. 769 shares are restricted shares that will not have vested within 60 days following the date of this table.

(15)	Includes an aggregate of 2,014 shares allocated to the 401(k) Plan accounts of the executive officers.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the officers and directors, and persons who own more than 10% of Malvern Bancorp’s common stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by regulation to furnish Malvern Bancorp with copies of all Section 16(a) forms they file. We know of no person who owns 10% or more of our common stock.

Based solely on our review of the copies of such forms furnished to us, or written representations from our officers and directors, except for (i) Form 4 filings filed on February 4, 2022 for transactions taking place on January 31, 2022 with respect to Anthony C. Weagley, William Woolworth III, and Joseph Gangemi, we believe that all other Section 16(a) reports were timely filed with respect to the fiscal year ended September 30, 2022.

PROPOSAL 2

PROPOSAL TO ADOPT A NON-BINDING RESOLUTION TO APPROVE THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The SEC’s proxy rules require that not less frequently than once every three years a proxy statement for an annual meeting of shareholders for which the proxy solicitation rules of the SEC require compensation disclosure must also include a separate resolution subject to shareholder vote to approve the compensation of the Company’s named executive officers disclosed in the proxy statement. The Company’s Board of Directors previously determined to submit the non-binding resolution on compensation of our named executive officers to our shareholders on an annual basis.

The executive officers named in the summary compensation table and deemed to be “Named Executive Officers” are Messrs. Weagley, Gangemi and Boylan. Reference is made to the summary compensation table and disclosures set forth under “Executive Compensation” in this Proxy Statement.

The proposal gives shareholders the ability to vote on the compensation of the Company’s Named Executive Officers through the following resolution:

“Resolved, that the shareholders approve the compensation of the Named Executive Officers as disclosed in this Proxy Statement.”

The shareholder vote on this proposal is not binding on Malvern Bancorp or the Board of Directors and cannot be construed as overruling any decision made by the Board of Directors. However, the Board of Directors of Malvern Bancorp will review the voting results on the non-binding resolution and take them into consideration when making future decisions regarding executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of Malvern Bancorp has appointed Wolf &Co. to perform the audit of the Company’s financial statements for the fiscal year ending September 30, 2023, and further directed that the selection of auditors be submitted for ratification by the shareholders at the Annual Meeting. Wolf & Co. has audited the Company’s financial statements for the fiscal year ended September 30, 2022. Representatives of Wolf & Co. are expected to attend the Annual Meeting, will be afforded the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

As previously reported, on May 31, 2022 Malvern Bancorp dismissed Baker Tilly as the Company’s independent registered public accounting firm, effective on such date. The decision to dismiss Baker Tilly was approved by the Audit Committee.

During the Company’s fiscal year ended September 30, 2021 and through May 31, 2022, there were no: (i) disagreements with Baker Tilly on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Baker Tilly would have caused Baker Tilly to make reference thereto in its reports on the financial statements of the Company for such years or portion thereof, or (ii) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.

        During the Company’s fiscal year ended September 30, 2022, there were no: (i) disagreements with Wolf & Co. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Wolf & Co. would have caused Wolf & Co. to make reference thereto in its reports on the financial statements of the Company for such year, or (ii) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.

        During the Company’s two most recent fiscal years and through the date of Baker Tilly’s dismissal, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of the SEC’s Regulation S-K and the related instructions) between the Company and Baker Tilly or “reportable events” (as defined in Item 304(a)(1)(v) of the SEC’s Regulation S-K) during the Company’s two most recent fiscal years.

        During the Company’s two most recent fiscal years and through the date of Baker Tilly's dismissal, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of the SEC’s Regulation S-K and the related instructions) between the Company and Baker Tilly or “reportable events” (as defined in Item 304(a)(1)(v) of the SEC’s Regulation S-K) during the Company’s two most recent fiscal years.

        During the Company’s two most recent fiscal years commencing on the date of Wolf & Co.’s retention, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of the SEC’s Regulation S-K and the related instructions) between the Company and Wolf & Co. or “reportable events” (as defined in Item 304(a)(1)(v) of the SEC’s Regulation S-K) during such period. We have been advised by Wolf & Co. and Baker Tilly that neither such firm nor any of such firm's associates has any relationship with Malvern Bancorp or its subsidiaries other than the usual relationship that exists between an independent registered public accounting firm and its clients.

Audit Fees

The following table sets forth the aggregate fees paid by us to (i) Wolf & Co. for professional services rendered by them in connection with the audit of Malvern Bancorp’s consolidated financial statements for fiscal year 2022 and (ii) Baker Tilly for professional services rendered by the firm in connection with the audit of Malvern Bancorp’s consolidated financial statements for the fiscal year ended September 30, 2021, as well as the fees paid by us to Baker Tilly for audit-related services, tax services and all other services rendered by the firm to us during the fiscal year ended September 30, 2021.

	Year Ended September 30,
	2022 (Wolf & Co.)(4)	2022 (Baker Tilly) (5)	2021 (Baker Tilly)
Audit fees(1)	$336,000	$102,150	$474,000
Audit-related fees(2)	$25,000	$12,950	$30,600
Tax fees(3)	$0	$31,975	$46,820
All other fees	—	—	—
Total	$361,000	$147,075	$551,420

(1)

Audit fees consist of fees incurred in connection with the audit of the Company’s annual financial statements and review of financial statements included in Form 10-Qs, or services normally provided in connection with statutory and regulatory filings (i.e., attest services required by FDICIA or Section 404 of the Sarbanes-Oxley Act), including out-of-pocket expenses.

(2)	Audit related fees consist of fees incurred in connection with the audit of our employee benefit plan.
(3)	Tax fees include fees billed for the preparation of state and federal tax returns and assistance with calculating estimated tax payments.
(4)	Includes fees incurred for fiscal year ended September 30, 2022 from the date of retention of Wolf & Co. on May 31, 2022.
(5)	Includes fees incurred for fiscal year ended September 30, 2022 through the date of dismissal of Baker Tilly on May 31, 2022.

The Audit Committee selects our independent registered public accounting firm and pre-approves all audit services to be provided by it to Malvern Bancorp. The Audit Committee also reviews and pre-approves all audit-related and non-audit related services rendered by our independent registered public accounting firm in accordance with the Audit Committee’s charter. In its review of these services and related fees and terms, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm. The Audit Committee pre-approves certain audit-related services and certain non-audit related tax services which are specifically described by the Audit Committee on an annual basis, and separately approves other individual engagements as necessary.

Each new engagement of the Company’s independent registered public accounting firm was approved in advance by the Audit Committee , and none of those engagements made use of the de minimis exception to pre-approval contained in the SEC’s rules.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF WOLF & COMPANY, P.C. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2023.

SHAREHOLDER PROPOSALS, NOMINATIONS AND COMMUNICATIONS

WITH THE BOARD OF DIRECTORS

Shareholder Proposals. Any proposal which a shareholder wishes to have included in the proxy materials of Malvern Bancorp relating to the next annual meeting of shareholders of Malvern Bancorp, which is anticipated to be held in February 2024 (but subject to the terms of the Merger Agreement), must be made in writing and filed with the Corporate Secretary, Joseph Gangemi, Malvern Bancorp, Inc., 42 E. Lancaster Avenue, Paoli, Pennsylvania 19301, no later than September 12, 2023, which is 120 days prior to the anniversary of the initial distribution of the notice of this year’s Annual Meeting . If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of shareholders. It is urged that any such proposals be sent certified mail, return receipt requested.

Shareholder proposals that are not submitted for inclusion in Malvern Bancorp’s proxy materials pursuant to Rule 14a-8 may be brought before an annual meeting pursuant to Section 2.10 of Malvern Bancorp’s Bylaws. Notice of the proposal must also be given in writing and delivered to, or mailed and received at, our principal executive offices by September 29, 2022. The notice must include the information required by Section 2.10 of our Bylaws.

Shareholder Nominations. Our Bylaws provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the Board of Directors, other than those made by the Board of Directors or the Nominating and Corporate Governance Committee thereof, shall be made by a shareholder who has complied with the notice provisions in the Bylaws. The Nominating and Corporate Governance Committee considers stockholder nominees for directors in the same manner as nominees for director from other sources. Written notice of a shareholder nomination generally must be communicated to the attention of the Corporate Secretary and either delivered to, or mailed and received at, our principal executive offices not later than, with respect to an annual meeting of shareholders, 120 days prior to the anniversary date of the mailing of proxy materials by us in connection with the immediately preceding annual meeting of shareholders. For our annual meeting in 2024, (subject to the Master Agreement), this notice must be received by September 12, 2023. Each written notice of a shareholder nomination is required to set forth certain information specified in Section 3.12 of Malvern Bancorp’s Bylaws, including (i) the name, age, business address and residence address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) the principal occupation or employment of the shareholder submitting the notice and of each person being nominated; (iii) the class and number of shares of the Company’s stock which are beneficially owned by the shareholder submitting the notice, (iv) a representation that the shareholder is and will continue to be a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (v) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (vi) such other information regarding the shareholder submitting the notice, each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (vii) the consent of each nominee to serve as a director of the Company if so elected.

Other Shareholder Communications. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Board of Directors of Malvern Bancorp, Inc., c/o Joseph Gangemi, Malvern Bancorp, Inc., 42 E. Lancaster Avenue, Paoli, Pennsylvania 19301. Mr. Gangemi will forward such communications to the director or directors to whom they are addressed.

ANNUAL REPORTS

A copy of our 2022 Annual Report accompanies this Proxy Statement. Our 2022 Annual Report has also been made available to shareholders and is posted on the Company’s website at http://ir.malvernbancorp.com and on the SEC’s website at http://www.sec.gov. Additional copies of the 2022 Annual Report may be obtained without charge upon written request to Mr. Joseph Gangemi, Malvern Bancorp, Inc., 42 E. Lancaster Avenue, Paoli, Pennsylvania 19301.

The 2022 Annual Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

OTHER MATTERS

Management is not aware of any business to come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

The cost of the solicitation of proxies will be borne by Malvern Bancorp. Malvern Bancorp will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of Malvern Bancorp’s common stock. In addition to solicitations by mail, directors, officers and employees of Malvern Bancorp may solicit proxies personally or by telephone without additional compensation.

SHAREHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers, banks and other nominees) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of the Proxy Statement, the 2022 Annual Report and other proxy materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

Under applicable law, if you consented or were deemed to have consented, your broker, bank or other intermediary may send only one copy of the Proxy Statement, the 2022 Annual Report, and other proxy materials to your address for all residents that own shares of Company common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other intermediary. If you are receiving multiple copies of the Proxy Statement, the 2022 Annual Report, and other proxy materials, you may be able to request householding by contacting your broker, bank or other intermediary. Upon written or oral request, we will promptly deliver a separate set of the Proxy Statement, the 2022 Annual Report or other proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. If you wish to request copies free of charge of the Proxy Statement, the 2022 Annual Report or other proxy materials, please send your request to Mr. Joseph Gangemi, Malvern Bancorp, Inc., 42 E. Lancaster Avenue, Paoli, Pennsylvania 1930 or call the Company with your request at (610) 644-9400.

BY ORDER OF THE BOARD OF DIRECTORS

Joseph D. Gangemi

Corporate Secretary

APPENDIX A – FORM OF PROXY

MALVERN
Bancorp Inc.

MALVERN BANCORP, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. EST on February 22, 2023 for shares held directly and by 11:59 p.m. EST on February 21, 2023 for shares held in a plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MLVF2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. EST on February 22, 2023 for shares held directly and by 11:59 p.m. EST on February 21, 2023 for shares held in a plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided and return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 to be received no later than 11:59 p.m. EST on February 22, 2023.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D94219-P82427 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MALVERN BANCORP, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect seven directors for a one-year term expiring in 2024 and until their successors are elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Howard Kent
02) Julia D. Corelli
03) Norman Feinstein
04) Andrew Fish
05) Cynthia Felzer Leitzell
06) Stephen P. Scartozzi
07) Anthony C. Weagley

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, limited liability company or partnership, please sign in full corporate, limited liability company or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D94220-P82427

MALVERN BANCORP, INC.
Annual Meeting of Shareholders
February 23, 2023, 10:00 AM EST

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MALVERN BANCORP, INC. FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 23, 2023 AND AT ANY ADJOURNMENT THEREOF.

The undersigned hereby appoints the Board of Directors of Malvern Bancorp, Inc. or any successors thereto, as proxies with full powers of substitution, to represent and vote, as designated on the reverse side, all the shares of common stock of Malvern Bancorp, Inc. held of record by the undersigned on December 21, 2022 at the Annual Meeting of Shareholders to be held via a live webcast at www.virtualshareholdermeeting.com/MLVF2023, on Thursday, February 23, 2023, at 10:00 a.m., EST, or at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.

Continued and to be signed on reverse side